News Release

LANDAUER

LANDAUER, INC. Reports

Fiscal 2014 THIRD QUARTER RESULTS

For Further Information Contact:

Jim Polson

FTI Consulting

Phone: 312-553-6730

Email: jim.polson@fticonsulting.com

GLENWOOD, Ill.— August 4, 2014—Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring, outsourced medical physics services and medical consumable accessories, today reported financial results for its fiscal 2014 third quarter ended June 30, 2014.

Fiscal 2014 Third Quarter Highlights

•	Revenue of $34.8 million in the third quarter of fiscal 2014
•	Goodwill and intangible asset impairment charge of $62.2 million related to the carrying value of the Medical Products business
•	Net loss of $36.6 million, or ($3.86) per diluted share, included a total ($6.72) per diluted share of items related to:
o	Goodwill/intangible asset impairment charge ($6.56 per share), and
o	Acquisition and reorganization costs ($0.16 per share)
•	Adjusted net loss of $0.7 million without the effect of goodwill/intangible asset impairment charges and reorganization costs recorded in the third fiscal quarter of 2014
•	Adjusted EBITDA of $7.4 million
•	Adjusted Free Cash Flow of $7.3 million in the third quarter of fiscal 2014
•	Military order for $14.5 million received for the Radwatch system
•	Updated Financial Guidance:
o	Revenue reaffirmed at a range of $150 million to $160 million
o	Adjusted EBITDA reaffirmed at a range of $44 million to $46 million
o	Adjusted Net Income reaffirmed at a range of $16 million to $18 million without the effect of impairment charges taken in the quarter

“The ongoing challenges we are facing in the market for our Medical Products segment has resulted in the business performing significantly below our expectations.  The business is facing increasingly aggressive competitive pricing challenges for its primary product line which has substantially reduced sales and gross margin.  This has resulted in a non-cash impairment charge that impacted our quarterly financial results.  Despite the issues, we continue to take steps both operationally and from a potential new business perspective to strengthen the long-term viability of this segment, including the planned launch of new products,” said Bill Saxelby, President and CEO of Landauer.

“We continue to focus on growing our free cash flow position, which will allow us to invest in future growth opportunities while maintaining dividend distributions to our shareholders. During the quarter, we made strong progress in Radiation Measurement with our next generation dosimetry platform and we recently received a military order for $14.5 million, for the Radwatch system, a portion of which will be recognized in the fiscal fourth quarter directly and with our military partner Aquila.   In Medical Physics we signed one new hospital system agreement and see customers begin to implement new imaging regulations underscoring the value of our offering. Medical Products is focused on new medical devices with pending FDA product applications to complement our existing product offering.”

Saxelby added, “By leveraging our global leadership in passive occupational dosimetry services and our core competencies in radiation measurement and informatics, Landauer is focused on becoming the leading provider of radiation safety and security solutions that ensure our customers are in compliance with the evolving regulatory requirements landscape. These requirements will help in driving our strategic growth initiatives going forward and will create value for our shareholders.”

Third Fiscal Quarter Financial Overview and Business Segment Results

Revenues for the third fiscal quarter of 2014 and for the third fiscal quarter of 2013 were $34.8 million and $36.6 million, respectively. The Radiation Measurement segment revenue decreased $2.2 million primarily due to the timing of Radwatch sales.  The decrease was partially offset by an increase in the Medical Physics segment of $0.3 million, or 3.8 percent, compared to the prior year period.  In addition, the Company recorded a $0.9 million adjustment to correct the timing of revenue recognition related to dosimeter wear periods and a $0.5 million adjustment to correct revenue recorded in the second fiscal quarter of 2014.  The amounts recorded out-of-period includes an increase in the pre-tax loss of $1.3 million for the third fiscal quarter ended June 30, 2014.

Gross margins were 48.3 percent for the third fiscal quarter of 2014, compared with 50.9 percent for the third fiscal quarter of 2013. The decrease in the gross margin over the prior year period was due to the decrease in revenues of our Radiation Measurement products as a result of the $0.9 million adjustment to correct the timing of revenue recognition related to dosimeter wear periods and a $0.5 million adjustment to correct revenue recorded in the second fiscal quarter of 2014.

Total selling, general and administrative expenses for the third fiscal quarter of 2014 and 2013 were $13.8 million and $12.6 million, respectively. For the third fiscal quarter of 2014, total selling, general and administrative expenses increased due to bad debt expense of $0.7 million and professional and consulting fees of $0.5 million.

During the third fiscal quarter of 2014, it became apparent that anticipated revenue and profitability trends in our Medical Products reporting unit were not being achieved to the extent forecasted.  Early budget reviews also indicated future sales growth and margins may be less than expected.  We updated the forecast for our Medical Products operating segment based on the most recent financial results and our best estimates of future operations. The updated forecast reflects slower growth in revenues and lower margins for the Medical Products segment due to anticipated continued pricing pressures from certain competitors.  We recorded a $62.2 million pretax charge for the impairment of goodwill and intangible assets to reduce their carrying value in our Medical Products segment. The impairment charge during this period is non-cash in nature and does not affect the Company’s current liquidity or debt covenant compliance.

Operating loss for the third fiscal quarter of 2014 was $60.8 million compared with operating loss of $16.8 million for the third fiscal quarter of 2013.  Operating income, adjusted for the impairment charge and reorganization costs (primarily severance costs) recorded during the third fiscal quarter of 2014, was $3.0 million.  Operating income, adjusted for the $22.7 million impairment charge for the third fiscal quarter of 2013, was $5.9 million.

The effective tax rate for the third fiscal quarter of 2014 and 2013 was 40.8 percent and 21.6 percent, respectively. The increase in the effective tax rate was driven by the effect of certain permanent items having a greater impact on our rate due to a lower level of book income.

Net loss for the third fiscal quarter ended June 30, 2014 was $36.6 million, or $3.86 per diluted share, compared to net loss of $13.8 million, or $1.46 per diluted share, in the same period last year. The decrease in net income was due to the impairment charge of $62.2 million and to $1.6 million of reorganization expenses, partially offset by a larger tax benefit.

Excluding the impairment charge, the adjusted net loss was $0.7 million, compared to adjusted net income of $4.8 million in the comparable prior year period.  The resulting adjusted diluted earnings per share for the third fiscal quarter ended June 30, 2014 was ($0.07) per share, compared to $0.51 in the same period last year.

Adjusted EBITDA for the fiscal third quarter 2014 was $7.4 million compared with $11.1 million for the third fiscal quarter of 2013. The decrease was due primarily to reduced gross margin of $1.8 million, an increase in bad debt expense of $0.7 million, outside services of $0.5 million along with a decrease in equity income of joint ventures of $0.2 million due to the timing of military orders.   A reconciliation of net income to EBITDA and Adjusted EBITDA is included in the attached financial exhibits.

Change in Segment Presentation

During the first fiscal quarter of 2014, the Company changed the presentation of its reporting segments to separately disclose certain ‘corporate expenses’ that had previously been reported within the Radiation Measurement segment.  As a result, the current segment disclosures will reflect three reporting segments: Radiation Measurement, Medical Physics, Medical Products and one functional group, Corporate.

Radiation Measurement Segment

Radiation Measurement revenues for the third fiscal quarter of 2014 were $24.2 million, a decrease of 8.3 percent, or $2.2 million from the third fiscal quarter of 2013 of $26.4 million. The decrease in the fiscal 2014 third quarter was due primarily to lower Radwatch revenues of $1.3 million, driven by the timing of military orders.  In addition, the Company recorded an adjustment to revenue of $0.9 million to correct the dosimeter wear periods used to compute service revenue and a $0.5 million adjustment to correct revenue recorded in the second fiscal quarter of 2014.

Radiation Measurement operating income for the third fiscal quarter of 2014 decreased to $6.3 million, or 27.6 percent, from $8.7 million in the comparable prior year period.  The decrease in operating income was due to a $1.4 million decrease in gross margin resulting from the decrease in revenues as well as a $1.1 million increase in selling, general and administrative expenses due to higher bad debt expense and consulting fees.

Medical Physics Segment

Medical Physics revenues for the third fiscal quarter of 2014 increased 3.8 percent to $8.2 million, as compared to $7.9 million in the third fiscal quarter of 2013. Medical Physics operating income was $0.4 million as compared to $1.0 million the third fiscal quarter of 2013. The decrease in operating income was primarily due to increased staffing expenses of $0.7 million to support additional contracts in the imaging division and to support the continued advancement of the segment’s system-sell initiatives.

Medical Products Segment

Medical Products revenues for the third fiscal quarter of 2014 were $2.4 million, an increase of $0.1 million or 4.3 percent, compared to $2.3 million for the third fiscal quarter of 2013. Medical Products operating loss for the third fiscal quarter of 2014 was $62.4 million as compared to an operating loss of $22.6 million for the third fiscal quarter of 2013. The decrease in operating income was due primarily to the goodwill/intangible impairment of $62.2 million compared to a $22.7 million goodwill impairment charge in the same period in fiscal 2013.

Corporate Selling, General and Administrative Expenses

Corporate selling, general and administrative expenses reflect costs associated with supporting the entire Company, including executive management and administrative functions such as accounting, treasury, legal, human resources, and information technology management, as well as other costs required to support the Company.  Corporate expenses for the third fiscal quarter of 2014 were $5.1 million, an increase of $1.2 million as compared to $3.9 million in the third fiscal quarter of 2013.  The increase was due primarily to reorganization costs, primarily severance, recorded during the third fiscal quarter of 2014.

Fiscal Nine Months Financial Overview and Business Segment Results

Revenues for the first nine months of fiscal 2014 were $112.0 million, an increase of $1.7 million, or 1.4 percent compared with revenues of $110.3 million for the same period in fiscal 2013.  The Radiation Measurement segment had a revenue increase of $1.1 million and the Medical Physics segment had a revenue increase of $0.9 million.  The Medical Products segment revenue declined $0.3 million.

The first nine months of fiscal 2014 included the correction of certain errors relating to prior periods. The amounts recorded out-of-period include an increase in the pre-tax loss of $0.9 million for nine month period ended June 30, 2014.

Gross margins were 51.3 percent for the first nine months of fiscal 2014, compared with 53.3 percent for the first nine months of fiscal 2013.  The decline in gross margin over the prior year period was due to increased labor to support additional contracts in the Medical Physics imaging division.

Total selling, general and administrative expenses for the first nine months of fiscal 2014 were $41.9 million, an increase of $3.4 million, or 8.8 percent, compared to $38.5 million for the first nine months of fiscal 2013. For the first nine months of fiscal 2014, total selling, general and administrative expenses included increased research and development expenses of $2.1 million related to the Company’s next generation dosimetry platform.  In addition, the increase was due to higher bad debt expense of $0.8 million and higher professional fees and outside services of $0.7 million.

Operating loss for the first nine months of fiscal 2014 was $48.4 million compared with operating loss of $2.9 million for the same period in fiscal 2013.  The higher loss was due primarily to an increase in goodwill and intangible assets impairments as well as reorganization costs.

The effective tax rate was an expense of 43.4 percent and a benefit of (4.6 percent), for the first nine months of fiscal 2014 and 2013, respectively.  The increase in the effective tax rate was driven by the effect of certain permanent items having a greater impact on our rate due to a lower level of book income.  Without impairment of intangibles the effective tax rate for the first nine months of fiscal 2014 would have been 27.8 percent.

As a result, net loss for the first nine months of fiscal 2014 of $28.6 million, compared to $3.7 million in the same period in fiscal 2013, primarily due to the impairment charge of $62.2 million.

Adjusted EBITDA for the first nine months of fiscal 2014 was $28.9 million compared with $35.4 million for the first nine months of fiscal 2013. The decrease was due primarily to reduced gross margin of $1.2 million, an increase in research and development expenses of $2.1 million, bad debt expense of $0.8 million, outside services of $0.7 million along with a decrease in equity income of joint ventures of $1.2 million due to the timing of military orders.   A reconciliation of net income to EBITDA and Adjusted EBITDA is included in the attached financial exhibits.

Radiation Measurement Segment

Radiation Measurement revenues for the first nine months of fiscal 2014 were $81.1 million, an increase of $1.1 million, or 1.4%, from the first nine months of fiscal 2013 of $80.0 million. The increase in the first nine months of fiscal 2013 was primarily due to increases in revenues at international subsidiaries of $2.6 million, partially offset by a decrease in Radwatch revenues of $1.0 million, driven by the timing of military orders.  In addition, the Company recorded an adjustment to revenue of $0.9 million to correct the dosimeter wear periods used to compute service revenue.

Radiation Measurement operating income for the third fiscal quarter of 2014 decreased to $25.2 million, or 11.0 percent, from $28.3 million in the comparable prior year period.  The decrease in operating income was due to increased research and development expenses of $2.1 million for the advancement of the Company’s next generation dosimeter, as well as higher bad debt expense and professional fees.

Medical Physics Segment

Medical Physics revenues for the first nine months of fiscal 2014 were $23.9 million, an increase of $0.8 million, or 3.5%, as compared to $23.1 million for the first nine months of fiscal 2013.  Medical Physics operating income for the first nine months of fiscal 2014 was $1.5 million as compared to $2.6 million in the first nine months of fiscal 2013.  The decrease in operating income was primarily due to increased staffing expenses of $0.7 million to support additional contracts in the imaging division and to support the continued advancement of the segment’s system-sell initiatives.

Medical Products Segment

Medical Products revenues for the first nine months of fiscal 2014 were $6.9 million, a decrease of $0.3 million, or 4.2%, compared to $7.2 million for the first nine months of fiscal 2013. The decrease in revenues of $0.3 million is due primarily to the decline in the Spherz selling price and shipments.   Medical Products operating loss for the first nine months of fiscal 2014 was $63.0 million as compared to $21.6 million in the first nine months of fiscal 2013.  The increase in operating loss was due to the impairment charge of $62.2 million.

Corporate Selling, General and Administrative Expenses

Corporate selling, general and administrative expenses reflect costs associated with supporting the entire Company, including executive management and administrative functions such as accounting, treasury, legal, human resources, and information technology management, as well as other costs required to support the Company.  Corporate expenses were essentially flat at $12.1 million for the first nine months of fiscal 2014 and 2013.

Balance Sheet, Liquidity and Capital Resources

Landauer ended the third fiscal quarter of 2014 with total assets of $222.7 million, compared to total assets of $276.8 million at the end of fiscal 2013, a decrease of $54.1 million, of which $62.2 million was related to the goodwill and intangible assets impairment charge.  The Company completed the quarter with $11.2 million of cash and cash equivalents on the balance sheet and unused borrowing capacity of $36.7 million under its $175 million credit facility, which provides adequate liquidity to meet its current and anticipated obligations.

Adjusted free cash flow for the first nine months of fiscal 2014 was $25.2 million, an increase of $13.4 million over the same fiscal period in 2013.

Fiscal 2014 Outlook

Saxelby concluded, “As we move into the fourth quarter, we are reaffirming our previous guidance excluding the impact of the charges in the third quarter. We feel positively about the underlying strength of the Radiation Measurement and Medical Physics segments and are working to improve our Medical Products business.”

Landauer’s business plan for fiscal 2014 currently anticipates aggregate revenues for the year to be in the range of $150 to $160 million, and reflects the uncertainty of government funding during fiscal 2014 for the military equipment sales opportunities the company has developed.  The business plan also anticipates:

•

The effective tax rate for the full fiscal year is anticipated to be within a range of 42 percent to 45 percent. Excluding the impact of the goodwill and intangible assets impairment, the effective tax rate would range from 25 percent to 30 percent.

•

Based upon the above assumptions, the Company anticipates Adjusted Net Income for fiscal 2014 in the range of $16 to $18 million, and Adjusted EBITDA for fiscal 2014 in the range of $44 to $46 million.

Conference Call Details

Landauer has scheduled its third quarter conference call for investors over the Internet on Tuesday, August 5, 2014, at 9:00 a.m. Central Time (10 a.m. Eastern Time).  To participate, callers should dial 888-438-5491(within the United States and Canada), or 719-325-2177 (international callers) about 10 minutes before the presentation.  To listen to a webcast on the Internet, please go to the Company’s website at http://www.landauer.com at least 15 minutes early to register, download and install any necessary audio software.  Investors may access a replay of the call by dialing 888-203-1112(within the United States and Canada), or 719-457-0820 (international callers), passcode 9933551, which will be available through Thursday, September 4, 2014.  The replay will also be available on Landauer’s website for 90 days following the call.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure, the leading domestic provider of outsourced medical physics services, as well as a provider of high quality medical accessories used in radiology, radiation therapy, and image guided surgery procedures.  For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees.  Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings.  The Company provides its dosimetry services to approximately 1.8 million individuals globally.  In addition, through its Medical Physics segment, the Company provides therapeutic and imaging physics services to the medical physics community. Through its Medical Products segment, the Company provides medical consumable accessories used in radiology, radiation therapy, and image guided surgery procedures.  For information about Landauer, please visit their website at http://www.landauer.com.

Safe Harbor Statement

Some of the information shared here (including, in particular, the section titled “Fiscal 2014 Outlook”) constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties.  These include the following, without limitation: assumptions, risks and uncertainties associated with the Company’s future performance, the Company’s development and introduction of new technologies in general; the ability to protect and utilize the Company’s intellectual property; events or circumstances which result in an impairment of assets, including but not limited to, goodwill and identifiable intangible assets; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; military and other government funding for the purchase of certain of the Company’s equipment and services; the impact on sales and pricing of certain customer group purchasing arrangements; changes in spending or reimbursement for medical products or services; the costs associated with the Company’s research and business development efforts; the usefulness of older technologies and related licenses and intellectual property; the effectiveness of and costs associated with the Company’s IT platform enhancements; the anticipated results of operations of the Company and its subsidiaries or ventures; valuation of the Company’s long-lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the Company’s business plans; anticipated revenue and cost growth; the ability to integrate the operations of acquired businesses and to realize the expected benefits of acquisitions; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions, including instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the costs of obligations under the Company’s benefit plans; and pending accounting pronouncements.  These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today.  These risks and uncertainties also may result in changes to the Company’s business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses.  Additional information may be obtained by reviewing the information set forth in Item 1A “Risk Factors” and Item 7A “Quantitative and Qualitative Disclosures about Market Risk” and information contained in the Company's Annual Report on Form 10-K for the year ended September 30, 2013 and other reports filed by the Company, from time to time, with the Securities and Exchange Commission.  The Company does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in the Company’s expectations, except as required by law.

Financial Tables Follow

  Landauer, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in Thousands)	June 30, 2014	September 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$11,154	$11,184
Receivables, net of allowances of $1,030 and $600 respectively	34,750	38,419
Inventories	7,734	9,539
Prepaid expenses and other current assets	11,688	7,151
Current assets	65,326	66,293
Net property, plant and equipment	48,392	51,932
Equity in joint ventures	23,744	23,942
Goodwill	44,645	84,436
Intangible assets, net of accumulated amortization of $37,543 and $13,604, respectively	14,663	37,161
Other assets	25,948	13,069
Assets	$222,718	$276,833
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	42,388	40,648
Non-current liabilities:
Long-term debt	138,285	142,785
Other non-current liabilities	15,662	23,779
Non-current liabilities	153,947	166,564
Stockholders' equity	26,383	69,621
Liabilities and Stockholders' Equity	$222,718	$276,833

Landauer, Inc. and Subsidiaries

Third Fiscal Quarter 2014 Financial Highlights

	Three Months Ended June 30,		Nine Months Ended June 30,
(Dollars in Thousands, Except per Share)	2014	2013	2014	2013
Net revenues	$34,766	$36,580	$112,025	$110,343

Cost of sales	17,979	17,964	54,531	51,577
Selling, general and administrative	13,805	12,550	41,902	38,519
Goodwill and other intangible impairment charge	62,188	22,700	62,188	22,700
Acquisition and reorganization costs	1,558	142	1,778	442
Costs and expenses	95,530	53,356	160,399	113,238
Operating loss	(60,764)	(16,776)	(48,374)	(2,895)
Equity in income of joint ventures	256	471	1,364	2,555
Other loss, net	(839)	(1,042)	(2,677)	(2,837)
Loss before taxes	(61,347)	(17,347)	(49,687)	(3,177)
Income tax (benefit) expense	(25,030)	(3,748)	(21,580)	146
Net loss	(36,317)	(13,599)	(28,107)	(3,323)
Less: Net income attributed to noncontrolling interest	309	154	471	400
Net loss attributed to Landauer, Inc.	$(36,626)	$(13,753)	$(28,578)	$(3,723)
Net loss per share attributable to Landauer, Inc. shareholders:
Basic & diluted	$(3.86)	$(1.46)	$(3.02)	$(0.40)
Weighted average shares outstanding - basic & diluted	9,482	9,439	9,466	9,402

Landauer, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Nine Months Ended June 30,
(Dollars in Thousands)	2014	2013
Cash flows from operating activities:
Net loss	$(28,107)	$(3,323)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,607	10,860
Goodwill and other intangible impairment charge	62,188	22,700
Equity in income of joint ventures	(1,364)	(2,555)
Dividends from joint ventures	1,340	1,891
Stock-based compensation and related net tax benefits	1,066	2,293
Current and long-term deferred taxes, net	(21,973)	(5,531)
Gain on sale, disposal and abandonment of fixed assets	(35)	-
Gain on investments	(369)	-
Changes in operating assets and liabilities	2,328	(6,753)
Net cash provided by operating activities	26,681	19,582
Net cash used by investing activities	(5,893)	(10,108)
Cash flows used by financing activities:
Long-term (repayment) borrowings	(4,500)	(1,787)
Dividends paid to stockholders	(15,771)	(15,658)
Other financing activities, net	(551)	(460)
Net cash used by financing activities	(20,822)	(17,905)
Effects of foreign currency translation	4	(205)
Net decrease in cash and cash equivalents	(30)	(8,636)
Opening balance - cash and cash equivalents	11,184	17,633
Ending balance - cash and cash equivalents	$11,154	$8,997

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is provided below:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
Adjusted EBITDA
Net (Loss) income attributed to Landauer, Inc.	$(36,626)	$(13,753)	$(28,578)	$(3,723)
Add back:
Interest expense, net	711	1,049	2,373	2,957
Depreciation and amortization	3,945	3,884	11,607	10,860
Provision for income taxes	(25,030)	(3,748)	(21,580)	146
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$(57,000)	$(12,568)	$(36,178)	$10,240
Adjustments:
Non-cash stock based compensation	616	789	1,079	1,855
IT platform enhancements expenses	-	1	-	206
Acquisition and reorganization costs	1,558	142	1,778	442
Goodwill and other intangible impairment charge	62,188	22,700	62,188	22,700
Sub-total adjustments	64,362	23,632	65,045	25,203
Adjusted EBITDA	$7,362	$11,064	$28,867	$35,443

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
Adjusted Net Income
Net loss attributed to Landauer, Inc.	$(36,626)	$(13,753)	$(28,578)	$(3,723)
Sub-total adjustments	64,362	23,632	65,045	25,203
Income-taxes on adjustments	(28,432)	(5,105)	(28,230)	1,159
Adjustments, net	35,930	18,527	36,815	26,362
Adjusted, Net (Loss) Income	$(696)	$4,774	$8,237	$22,639
Adjusted Net (Loss) Income per Diluted Share	$(0.07)	$0.51	$0.87	$2.41

	Nine Months Ended June 30,
Free Cash Flow	2014	2013
Net cash provided by operating activities	$26,681	$19,582
Capital expenditures	(3,056)	(8,135)
Free Cash flow	23,625	11,447
IT platform enhancements expenses	-	205
Acquisition and reorganization costs	1,558	142
Adjusted Free Cash Flow	$25,183	$11,794

Segment Information

The following tables summarize financial information for each reportable segment for the three and nine months ended June 30:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
Revenues by segment:
Radiation Measurement	$24,218	$26,383	$81,143	$80,035
Medical Physics	8,175	7,903	23,943	23,090
Medical Products	2,373	2,294	6,939	7,218
Consolidated revenues	$34,766	$36,580	$112,025	$110,343

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
Operating income (loss) by segment:
Radiation Measurement	$6,329	$8,715	$25,209	$28,289
Medical Physics	435	1,056	1,468	2,580
Medical Products	(62,429)	(22,591)	(63,041)	(21,617)
Corporate	(5,099)	(3,956)	(12,010)	(12,147)
Consolidated operating loss	$(60,764)	$(16,776)	$(48,374)	$(2,895)